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                                                                     EXHIBIT 5.2

                                December 5, 1997

Sunstone Hotel Investors, Inc.
115 Calle de Industrias
Suite 201
San Clemente, California 92672

     Re:  Sunstone Hotel Investors, Inc., a Maryland corporation (the "Company")
          - Registration Statement on Form S-3 (Registration No. 333-______), pertaining to up to One Million (1,000,000) shares ("Shares") of common stock, par value one cent ($0.01) per share ("Common Stock"), to be issued to certain holders (the "Selling Stockholders") of units of limited partnership interest (the "Units") in Sunstone Hotel Investors, L.P., a Delaware limited partnership (the "Partnership") upon redemption of such Units, and sold by such Selling Stockholders

Ladies and Gentlemen:

     In connection with the registration of the Shares under the Securities Act of 1933 as amended (the "Act"), by the Company on Form S-3 filed or to be filed with the Securities and Exchange Commission (the "Commission") on or about December 5, 1997 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

     We have acted as special Maryland corporate counsel for the Company in its individual capacity and as the sole general partner of the Partnership, in connection with the matters described herein. In our capacity as special Maryland corporate counsel to the Company, we have reviewed and are familiar with proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for purposes of this opinion have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have relied upon certificates and advice from the officers of the Company upon which we believe we are justified in relying and on various certificates from, and documents recorded with, the State Department of Assessments and Taxation of Maryland (the "SDAT"), including the charter of the Corporation (the "Charter"),

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BALLARD SPAHR ANDREWS & INGERSOLL

Sunstone Hotel Investors, Inc.
December 5, 1997
Page 2

consisting of Articles of Incorporation filed with the SDAT on September 21, 1994; the Amended Articles of Incorporation filed with the SDAT on September 23, 1994; Articles of Amendment filed with the SDAT on November 9, 1994; Articles of Amendment filed with the SDAT on June 19, 1995; Articles of Amendment filed with the SDAT on August 14, 1995; Articles of Amendment filed with the SDAT on May 2, 1997 and Articles Supplementary filed with the SDAT on October 14, 1997. We have also examined the Bylaws of the Company, the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated October 14, 1997 (the "Partnership Agreement") and Resolutions of the Board of Directors of the Company adopted on or before the date hereof and in full force and effect on the date hereof; and such laws, records, documents, certificates, opinions and instruments as we deem necessary to render this opinion.

     We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies. In addition, we have assumed that each person executing any instrument, document or certificate referred to herein on behalf of any party is duly authorized to do so. We have also assumed that none of the Shares will be issued or transferred in violation of the provisions of Section 4 of Article V of the Charter entitled "Provisions for Defining, Limiting and Regulating Certain Powers of the Corporation and the Board of Directors and Stockholders".

     Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that: i) the 58,446 Shares (the "Issued Shares") issued and delivered by the Company to MYPC Partners in redemption of 58,446 Units of the Partnership have been duly authorized by all necessary corporate action on the part of the Company, and the Issued Shares are validly issued, fully paid and non-assessable; and ii) the 706,347 Shares (the "Redemption Shares") to be issued and delivered by the Company to Flagstaff Hotel Assets, Inc. and Tucson Desert Assets, Inc. have been duly authorized by all necessary corporate action on the part of the Company, and when such Redemption Shares are issued and delivered in redemption of 706,347 Units of the Partnership, pursuant to the Partnership Agreement, such Redemption Shares will be validly issued, fully paid and non-assessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement, and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification

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BALLARD SPAHR ANDREWS & INGERSOLL

Sunstone Hotel Investors, Inc.
December 5, 1997
Page 3

of our firm as Maryland counsel to the Company in the section of the Prospectus (which is part of the Registration Statement) entitled "Legal Matters".

        The opinions expressed herein are limited to the laws of the State of Maryland and we express no opinion concerning any laws other than the laws of the State of Maryland. Furthermore, the opinions presented in this letter are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.


                                        Very truly yours,

                                        BALLARD SPAHR ANDREWS & INGERSOLL